Exhibit 99.1

                COURTESY OF PR NEWSWIRE COMPLIMENTARY MONITORING

             IMMUNOMEDICS ELECTS DON C. STARK TO BOARD OF DIRECTORS

PR Newswire -- January 11, 2005

MORRIS PLAINS, N.J., Jan. 11 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU) today announced that Mr. Don C. Stark has been appointed to the Company's Board of Directors. Mr. Stark is the Chief Executive Officer and President of Whistler Associates, a marketing and strategic planning consulting firm for companies focused on oncology. Prior to founding Whistler Associates, Inc., in 1996, Mr. Stark held various market research, marketing and business development positions at Bristol-Myers Oncology Division, Immunex, and Repligen, all in the fields of oncology and immunology. Mr. Stark is also a founder and member of the Board of Directors of Strategic Answers Inc., a forecasting and information service provider to the pharmaceutical industry.

Mr. Stark stated: "I am excited about the prospects for Immunomedics. Although the Company has long been known for its inroads in the treatment of cancer with four therapeutic candidates currently in the clinic, Immunomedics has recently achieved a milestone in the treatment of autoimmune disease with the FDA's award of fast track designation of epratuzumab for lupus therapy. The Company also has a very robust product pipeline of novel agents in various stages of development. I look forward to working closely with the Company in pursuit of its growth strategy."

Dr. David M. Goldenberg, Chairman of the Board and founder of the Company, remarked: "We are delighted to have such an experienced and capable pharmaceutical marketing executive as Don join us. His commercial development experience in the fields of oncology and immunology are of particular value to us as we advance our therapeutic product candidates and seek partnering opportunities for their commercialization."

Immunomedics is a biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We believe that our portfolio of intellectual property, which includes approximately 90 issued patents in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies.

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This release, in addition to historical information, contains forward- looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Chau Cheng, Associate Director, Investor Relations & Business Analysis, (973) 605-8200, extension 123. Visit the Company's web site at http://www.immunomedics.com.

SOURCE  Immunomedics, Inc.
     -0-                             01/11/2005
     /CONTACT: Chau Cheng, Associate Director, Investor Relations & Business Analysis of Immunomedics, Inc., +1-973-605-8200, ext. 123
     /Web site:  http://www.Immunomedics.com